Exhibit 99.1

Contact:       Jim Ferguson

President and Chief Executive Officer

(864) 288-8877, ext. 6912

SPAN-AMERICA REPURCHASES 261,310 SHARES
FROM FORMER DIRECTOR ROBERT B. JOHNSTON

AND THE JERRY ZUCKER REVOCABLE TRUST

GREENVILLE, S.C. (October 2, 2015) – Span-America Medical Systems, Inc. (NASDAQ:SPAN) announced today that it has repurchased 261,310 shares of its common stock (approximately 9% of the outstanding shares) from Robert B. Johnston and his affiliate, The Jerry Zucker Revocable Trust, for $4.6 million. The repurchase includes 12,000 shares owned by Mr. Johnston and 249,310 shares owned by The Jerry Zucker Revocable Trust. The Company also announced that Mr. Johnston resigned from the Company’s Board of Directors following the sale of the stock to the Company. Mr. Johnston was first elected as a Span-America director in 2004 pursuant to an Agreement between the Company, Jerry Zucker and Mr. Johnston. Mr. Johnston advised the Company that he was resigning because he and his affiliates ceased to own any Span-America stock.

“We believe the purchase of approximately 9% of Span-America’s stock highlights our Board’s confidence in our Company’s future,” stated Jim Ferguson, President and Chief Executive Officer of Span-America. “We used $4.6 million of cash-on-hand to repurchase the stock. We expect to use our existing line of credit in the near future to fund an increase in inventory in anticipation of our ramp up for a major seasonal promotion of consumer bedding products scheduled to ship in November of 2015, which will be in the first quarter of our 2016 fiscal year.

“Our outlook for fiscal 2016 is positive based on expected growth in both our medical and custom products segments. We also expect the repurchase of these shares to be accretive to our fiscal 2016 earnings per share based on the continued successful execution of our growth strategy.

“We want to thank Robert Johnston for his many years of service and valuable contributions during his tenure on our Board of Directors. The Board expects to fill Mr. Johnston’s unexpired term in the near future,” concluded Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore™, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

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SPAN-AMERICA REPURCHASES 261,310 SHARES FROM FORMER DIRECTOR

ROBERT B. JOHNSTON AND JERRY ZUCKER REVOCABLE TRUST

October 2, 2015

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of a loss of a key customer or distributor for our products, (c) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers or key suppliers, (j) uncertainty about whether or not we will continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

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